November 30, 1999

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sir/Madams:

We have read and agree with the comments in Sub- Item 77K of Exeter Fund, Inc.'s (consisting of Blended Asset Series I, Blended Asset Series II, Flexible Yield Series I, Flexible Yield Series II, Flexible Yield Series III, Tax Managed Series, Defensive Series, and Maximum Horizon Series) Form N-SAR for the year ended October 31, 1999.

Yours truly,

/S/  Deloitte & Touche LLP